EXHIBIT 99.1

Interline Brands Announces Appointment of John Bakewell as New Chief Financial Officer

JACKSONVILLE, Fla., June 10, 2013 -- Interline Brands, Inc. (“Interline” or the “Company”), a leading distributor and direct marketer of broad-line maintenance, repair and operations products to the facilities maintenance end-market, today announced the appointment of John K. Bakewell as the Company's new Chief Financial Officer.

Mr. Bakewell joins Interline after spending the last 22 years as the Chief Financial Officer of several large public and privately owned companies. Most recently, Mr. Bakewell served as the Executive Vice President and Chief Financial Officer of RegionalCare Hospital Partners. Previously, Mr. Bakewell held the same position with Wright Medical Group, a global orthopedic medical device manufacturer. Mr. Bakewell also served as Chief Financial Officer of Altra Energy Technologies, Cyberonics, Inc. and Zeos International.

Michael J. Grebe, Chairman and Chief Executive Officer of Interline, said: “We are very pleased to welcome John to our executive management team. John is a highly seasoned CFO who brings deep experience and expertise to our finance function. John has led the finance function in both public and privately owned companies, and we believe this experience will serve our company and stakeholders well. John will also play a significant role in our business development activities as we pursue our long-term strategic growth objectives.”

About Interline

Interline is a leading distributor and direct marketer with headquarters in Jacksonville, Florida. Interline provides broad-line maintenance, repair and operations (“MRO”) products to a diversified facilities maintenance customer base of institutional, multi-family housing and residential customers located primarily throughout North America, Central America and the Caribbean. For more information, visit the Company's website at http://www.interlinebrands.com.

Recent releases and other news, reports and information about the Company can be found on the "Investor Relations" page of the Company's website at http://ir.interlinebrands.com/.

CONTACT:
Michael Grebe
+1-904-265-5317